Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard P. Cleys
VP and CFO
ScanSource, Inc.
(864) 286-4358

SCANSOURCE ACHIEVES RECORD QUARTERLY SALES

Company Reports Fourth Quarter and Fiscal Year End Results

GREENVILLE, SC — August 19, 2010—ScanSource, Inc. (NASDAQ:SCSC), the leading international distributor of AIDC (automatic identification and data capture), point of sale, communications, and electronic security products for the reseller market, today announced complete financial results for its fourth quarter and fiscal year ended June 30, 2010.

Quarter ended June 30, 2010:		Fiscal Year ended June 30, 2010:

Net sales	$582 million	Net sales	$2,115 million
Net income	$14.0 million	Net income	$48.8 million
Diluted EPS	$0.52 per share	Diluted EPS	$1.82 per share

“The ScanSource teams delivered excellent results for the June quarter across all product lines,” said Mike Baur, CEO, ScanSource, Inc. “This quarter we sold to an increasing number of customers and were pleased to see a resurgence of big deals.”

For the quarter ended June 30, 2010, net sales increased 32% to $582 million compared to $441 million for the quarter ended June 30, 2009. Operating income also increased by 5% to $21 million from $20 million in the comparable prior year quarter. Net income increased 12.4% to $14 million for the quarter ended June 30, 2010 versus $12.5 million for the quarter ended June 30, 2009. The effective tax rate for the quarter was 33.1%, compared to 37.4% for the fourth quarter of the prior year. Diluted earnings per share increased 10.6% to $0.52 in the current quarter compared to $.47 in the fourth quarter of the prior year.

ScanSource Reports Fourth Quarter Results

For the year ended June 30, 2010, net sales increased $267 million, or 14.4% to $2.1 billion, compared to the prior year ended June 30, 2009. Fiscal year operating income also increased 2.2% to $75.8 million from $74.1 million for the prior fiscal year. Net income increased 2.4% to $48.8 million compared to $47.7 million for the prior fiscal year. The effective tax rate for the year was 35.6% compared to 37.0% for the prior fiscal year. Diluted earnings per share increased 1.7% to $1.82 compared to $1.79 in the prior fiscal year.

Forecast for Next Quarter

The Company announced its revenue forecast for the first quarter of fiscal 2011. ScanSource expects net revenues for the September 2010 quarter could range from $555 million to $575 million.

Safe Harbor Statement

This press release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results, including, but not limited to macroeconomic circumstances that could impact our business, such as currency fluctuations, continued adverse capital and credit market conditions and a prolonged economic downturn. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2009 filed with, and the Company’s annual report on Form 10-K for the year ended June 30, 2010 to be filed with, the Securities and Exchange Commission.

ScanSource Reports Fourth Quarter Results

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ:SCSC) is a leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe.

ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the U.S. and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #881 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

ScanSource Reports Fourth Quarter Results

ScanSource, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	June 30,	June 30,
	2010	2009*
Assets
Current assets:
Cash and cash equivalents	$34,605	$127,664
Accounts receivable, less allowance of $21,907 at June 30, 2010 $16,883 at June 30, 2009	357,749	291,037
Inventories	346,610	216,829
Prepaid expenses and other assets	16,762	18,032
Deferred income taxes	12,066	8,735

Total current assets	767,792	662,297

Property and equipment, net	23,528	21,035
Goodwill	33,785	34,087
Other assets, including identifiable intangible assets	34,645	31,212

Total assets	$859,750	$748,631

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$—
Short-term borrowings	—	—
Accounts payable	287,864	228,408
Accrued expenses and other liabilities	35,027	30,443
Income taxes payable	7,948	3,799

Total current liabilities	330,839	262,650

Deferred income taxes	—	—
Long-term debt	30,429	30,429
Borrowings under revolving credit facility	—	—
Other long-term liabilities	11,631	10,106

Total liabilities	372,899	303,185

Shareholder’s equity:
Common stock	111,951	104,461
Retained earnings	386,634	337,822
Accumulated other comprehensive income	(11,734)	3,163

Total shareholders’ equity	486,851	445,446

Total liabilities and shareholders’ equity	$859,750	$748,631

*	Derived from audited financial statements at June 30, 2009.

ScanSource Reports Fourth Quarter Results

ScanSource, Inc. and Subsidiaries

Condensed Consolidated Income Statements (Unaudited)

(in thousands, except per share information)

	Quarter ended June 30,		Twelve months ended June 30,
	2010	2009	2010	2009 *
Net sales	$582,342	$441,236	$2,114,979	$1,847,969
Cost of goods sold	525,519	387,753	1,896,052	1,639,121

Gross profit	56,823	53,483	218,927	208,848

Operating expenses:
Selling, general and administrative expenses	35,840	33,505	143,151	134,730

Operating income	20,983	19,978	75,776	74,118

Other expense (income):
Interest expense	365	366	1,472	2,176
Interest income	(228)	(286)	(1,387)	(1,405)
Other, net	(150)	(78)	(50)	(2,307)

Other expense (income)	(13)	2	35	(1,536)

Income before income taxes	20,996	19,976	75,741	75,654
Provision for income taxes	6,947	7,473	26,929	27,966

Net income	$14,049	$12,503	$48,812	$47,688

Per share data:
Net income per common share, basic	$0.53	$0.47	$1.83	$1.80

Weighted-average shares outstanding, basic	26,669	26,542	26,605	26,445

Net income per common share, diluted	$0.52	$0.47	$1.82	$1.79

Weighted-average shares outstanding, diluted	26,937	26,704	26,869	26,588

*	Derived from audited financial statements at June 30, 2009.

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